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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          A.  Name:

                    LINCOLN LIFE VARIABLE ANNUITY ACCOUNT W

          B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                    1300 S. Clinton Street
                    Fort Wayne, IN  46802

          C.  Telephone Number (including area code):

                    1-800-458-0822

          D.  Name and Address of Agent for Service of Process:

                    Elizabeth A. Frederick, Esq.
                    Lincoln National Life Insurance Company
                    1300 S. Clinton Street
                    Fort Wayne, IN  46802

          E.  Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

              Yes    x        No
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          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Fort Wayne and State of Indiana on this 4th day of December, 2000.


                                              LINCOLN LIFE VARIABLE
                                              ANNUITY ACCOUNT W


                                              By: /s/ Stephen H. Lewis
                                                  ----------------------------
                                                  Stephen H. Lewis
                                                  Senior Vice President



Attest:

/s/ A. Ulman
---------------------------
A. Ulman